Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-130074

Pricing Supplement to the Prospectus dated December 5, 2006, the Prospectus Supplement dated December 5, 2006, and the
Prospectus Supplement No. 656 dated August 23, 2007 — No. 666

The Goldman Sachs Group, Inc. Medium-Term Notes, Series B $3,308,000 Leveraged Equity Index-Linked Notes due 2008 (Linked to the S&P 500® Index)

        The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date (December 5, 2008, subject to adjustments as described elsewhere in this pricing supplement) is linked to the performance of the S&P 500® Index, as measured during the period from the trade date (September 27, 2007) through the determination date (November 28, 2008, subject to adjustments as described elsewhere in this pricing supplement).

        On the stated maturity date, for each $1,000 face amount of your notes we will pay you an amount in cash equal to the cash settlement amount. We will determine the cash settlement amount by first calculating the rate of increase or decrease in the index, which we refer to as the “index return”.

        The index return will be determined as follows: First, we will subtract the initial index level (1528.27) from the final index level (which will be the closing level of the index on the determination date, subject to adjustments as described elsewhere in this pricing supplement). Then, we will divide the result by the initial index level, and express the resulting fraction as a percentage.

        The cash settlement amount per each note will then be calculated as follows:

•	if the final index level is greater than the initial index level, an amount in cash equal to the sum of the $1,000 face amount plus 3% of the $1,000 face amount for every 1% increase in the level of the index, subject to a cap in the appreciation of the index of 6.10%;
•	if the final index level is equal to or less than the initial index level but is greater than or equal to 95% of the initial index level, an amount in cash equal to the $1,000 face amount; or
•	if the final index level is less than 95% of the initial index level, an amount in cash equal to the result of the $1,000 face amount minus approximately 1.0526% of the $1,000 face amount for every 1% decrease in the level of the index below 95% of the initial index level.

        The principal of your notes is not protected and you could lose your entire investment in the notes. A percentage decrease of more than 5% in the level of the index over the life of your notes through the determination date will reduce the payment you will receive, if any, on the maturity date below the face amount of your notes. In such a case, the rate of decrease in the amount payable on your notes will exceed the rate of decrease in the level of the index. However, the maximum payment that you could receive on the stated maturity date with respect to a $1,000 face amount note (the minimum denomination) is limited to the maximum settlement amount of $1,183.00. In addition, the notes do not pay interest and no other payments on your notes will be made prior to the stated maturity date.

        Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the offered notes found in “Summary Information” on page PS-2 in this pricing supplement and the general terms of the leveraged equity index-linked notes found in “General Terms of the Leveraged Equity Index-Linked Notes” on page S-33 of the accompanying prospectus supplement no. 656.

        Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or other relevant factors, the value of your notes on the date of this pricing supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the issue price. We encourage you to read “Additional Risk Factors Specific to the Leveraged Equity Index-Linked Notes” on page S-25 of the accompanying prospectus supplement no. 656 and “Additional Risk Factors Specific to Your Notes” on page PS-7 of this pricing supplement so that you may better understand those risks.

Original issue date: October 4, 2007	Original issue price: 100% of the face amount
Underwriting discount: 0.20% of the face amount	Net proceeds to the issuer: 99.80% of the face amount

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

        Goldman Sachs may use this pricing supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co., or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

        “Standard & Poor’s 500®”, “S&P®”, “Standard & Poor’s®” and “S&P 500®” are trademarks of The McGraw-Hill Inc. and are licensed for use by Goldman, Sachs & Co. and its affiliates. The notes are not sponsored, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representations regarding the advisability of investing in the notes.

Goldman, Sachs & Co.

Pricing Supplement dated September 27, 2007

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS AND PROSPECTUS SUPPLEMENTS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Prospectus dated December 5, 2006
Prospectus Supplement dated December 5, 2006
Prospectus Supplement No. 656 dated August 23, 2007

SUMMARY INFORMATION

       We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below. Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 5, 2006, as supplemented by the accompanying prospectus supplement, dated December 5, 2006, of The Goldman Sachs Group, Inc., and references to the “accompanying prospectus supplement no. 656” mean the accompanying prospectus supplement no. 656, dated August 23, 2007, of The Goldman Sachs Group, Inc., to the accompanying prospectus.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Leveraged Equity Index-Linked Notes” on page S-33 of the accompanying prospectus supplement no. 656.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Index: the S&P 500® Index, as published by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“Standard & Poor’s”)

Specified currency: U.S. dollars (“$”)

Terms to be specified in accordance with the accompanying prospectus supplement no. 656:

•	type of notes: notes linked to a single index
•	buffer level: yes, as described below
•	cap level: yes, as described below
•	averaging dates: not applicable
•	interest: not applicable
•	redemption right or price dependent redemption right: not applicable

Face amount: each note will have a face amount of $1,000; $3,308,000 in the aggregate for all the offered notes (3,308 notes)

Payment amount: on the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the cash settlement amount

Cash settlement amount:

•	if the final index level is greater than or equal to the cap level, the maximum settlement amount;
•	if the final index level is greater than the initial index level but less than the cap level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the participation rate times (iii) the index return;
•	if the final index level is equal to or less than the initial index level but greater than or equal to the buffer level, the $1,000 face amount; and
•	if the final index level is less than the buffer level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the buffer rate times (iii) the sum of the index return plus the buffer amount

Initial index level: 1528.27

Final index level: the closing level of the index on the determination date, except in the limited circumstances described under “General Terms of the Leveraged Equity Index-Linked Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-38 of the accompanying prospectus supplement no. 656 and subject to adjustment as provided under “General Terms of the Leveraged Equity Index-Linked Notes — Discontinuance or Modification of an Index” on page S-40 of the accompanying prospectus supplement no. 656

Index return: the quotient of (1) the final index level minus the initial index level divided by (2) the initial index level, expressed as a percentage

Participation rate: 300%

Cap Level: 106.10% of the initial index level

Maximum settlement amount: $1,183.00

Buffer level: 95% of the initial index level

Buffer rate: the quotient of the initial index level divided by the buffer level

Buffer amount: 5%

Closing level: the level of the index, or any successor index, published by the index sponsor at the regular weekday close of trading of the relevant exchanges for the stocks underlying the index on the relevant trading day

Trade date: September 27, 2007

Original issue date: October 4, 2007

Stated maturity date: December 5, 2008, subject to adjustments as described under “General Terms of the Leveraged Equity Index-Linked Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-37 of the accompanying prospectus supplement no. 656

Determination date: November 28, 2008, subject to adjustments as described under “General Terms of the Leveraged Equity Index-Linked Notes — Payment of Principal on Stated Maturity Date — Determination Date — Notes Linked to a Single Index” on page S-37 of the accompanying prospectus supplement no. 656

No interest: the offered notes do not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption: the offered notes will not be subject to redemption right or price dependent redemption right

Calculation agent: Goldman, Sachs & Co.

Business day: as described under “General Terms of the Leveraged Equity Index-Linked Notes — Special Calculation Provisions — Business Day” on page S-42 of the accompanying prospectus supplement no. 656

Trading day: as described under “General Terms of the Leveraged Equity Index-Linked Notes — Special Calculation Provisions — Trading Day” on page S-42 of the accompanying prospectus supplement no. 656

CUSIP no.: 38143UCF6

ISIN no.: US38143UCF66

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page S-45 of the accompanying prospectus supplement no. 656

Supplemental discussion of federal income tax consequences: as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-47 of the accompanying prospectus supplement no. 656

ERISA: as described under “Employee Retirement Income Security Act” on page S-51 of the accompanying prospectus supplement no. 656

HYPOTHETICAL EXAMPLES

        The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical index levels on the determination date could have on the payment amount at maturity assuming all other variables remain constant.

        The examples below are based on final index levels that are entirely hypothetical; no one can predict what the index level will be on any day throughout the life of your notes, and no one can predict what the final index level will be on the determination date. The index has been highly volatile in the past — meaning that the index level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

        The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the index. In addition, assuming no changes in market conditions or any other relevant factors, the value of your notes on the date of this pricing supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to the Leveraged Equity Index-Linked Notes — Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Date of any Applicable Pricing Supplement (as Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Will Be Significantly Less Than the Issue Price” on page S-25 of the accompanying prospectus supplement no. 656. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Participation rate	300%
Cap level	106.10% of the initial index level
Maximum settlement amount	$1,183.00
Buffer level	95% of the initial index level
Buffer rate	105.26%
Buffer amount	5%
No market disruption event occurs
No change in or affecting any of the index stocks or the method by which the index sponsor calculates the index
Notes purchased on original issue date and held to the stated maturity date

        For these reasons, the actual performance of the index over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical index levels shown elsewhere in this pricing supplement. For information about the historical levels of the index during recent periods, see “The Index — Historical High, Low and Closing Levels of the Index” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the index between the date of this pricing supplement and the date of your purchase of the offered notes.

        Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index stocks.

        The levels in the left column of the table below represent hypothetical final index levels and are expressed as percentages of the initial index level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final index level (expressed as a percentage of the initial index level), and are expressed as percentages of the face amount of a note. Thus, a hypothetical payment amount of 100% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100% of the face amount of a note, based on the corresponding hypothetical final index level (expressed as a percentage of the initial index level) and the assumptions noted above.

Hypothetical Final Index Level (as Percentage of Initial Index Level)	Hypothetical Payment Amount (as Percentage of Face Amount)
200.00%	118.30%
150.00%	118.30%
120.00%	118.30%
106.10%	118.30%
103.00%	109.00%
101.00%	103.00%
100.00%	100.00%
97.00%	100.00%
95.00%	100.00%
75.00%	78.95%
50.00%	52.63%
25.00%	26.32%
0.00%	0.00%

        If, for example, the final index level were determined to be 25% of the initial index level, the payment amount that we would deliver on your notes at maturity would be 26.32% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held it to the stated maturity date, you would lose 73.68% of your investment. In addition, if the final basket level were determined to be 150% of the initial basket level, the payment amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 118.30% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held it to the stated maturity date, you would not benefit from any increase in the final basket level over 106.10% of the initial basket level.

        The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final index level (expressed as a percentage of the initial index level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final index level (expressed as a percentage of the initial index level) of less than 95% (the section left of the 95% marker on the horizontal axis) would result in a hypothetical payment amount of less than 100% of the face amount of your notes (the section below the 100% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final index level (expressed as a percentage of the initial index level) of greater than 106.10% (the section right of the 106.10% marker on the horizontal axis) would result in a capped return on your investment.

        The payment amounts shown above are entirely hypothetical; they are based on market prices for the index stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. Please read “Additional Risk Factors Specific to the Leveraged Equity Index-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-27 of the accompanying prospectus supplement no. 656.

We cannot predict the actual final index level on the determination date or the market value of your notes, nor can we predict the relationship between the index level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final index level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 5, 2006, and “Additional Risk Factors Specific to the Leveraged Equity Index-Linked Notes” in the accompanying prospectus supplement no. 656. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index stocks, i.e., the stocks comprising the index to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Date of This Pricing Supplement (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Significantly Less Than the Issue Price

        The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

        If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “Additional Risk Factors Specific to the Leveraged Equity Index-Linked Notes — Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-27 of the accompanying prospectus supplement no. 656.

        Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

        There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs &Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Leveraged Equity Index-Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-27 of the accompanying prospectus supplement no. 656.

The Principal of Your Notes Is Not Protected

        The principal of your notes is not protected. Our cash payment on your notes on the stated maturity date will be based on the performance of the S&P 500® Index as measured from a level set on the trade date to the closing level on the determination date. If the final index level for your notes is less than the buffer level, you will lose approximately 1.0526% of the face amount of your notes for every 1% negative index return below -5%. Thus, you may lose your entire investment in the notes.

        Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Do Not Bear Interest

        You will not receive any interest payments on your notes. As a result, even if the amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase May Be Limited

        Your ability to participate in any change in the value of the index over the life of your notes will be limited because the cap level is 106.10% of the initial index level. The cap level will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the level of the index may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be

PS-7

significantly less than it would have been had you invested directly in the underlying index.

PS-8

THE INDEX

Historical High, Low and Closing Levels of the Index

        The closing level of the index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the life of your notes. You should not take the historical levels of the index as an indication of the future performance of the index. We cannot give you any assurance that the future performance of the index or the index stocks will result in you receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the index. The actual performance of the index over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

        The table below shows the high, low and final closing levels of the index for each of the four calendar quarters in 2005 and 2006, and the first three calendar quarters of 2007, through September 26, 2007. We obtained the closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the Index

	High	Low	Close
2005
Quarter ended March 31	1225.31	1163.75	1180.59
Quarter ended June 30	1216.96	1137.50	1191.53
Quarter ended September 30	1245.04	1194.44	1228.81
Quarter ended December 31	1272.74	1176.84	1248.29
2006
Quarter ended March 31	1307.25	1254.78	1294.83
Quarter ended June 30	1325.76	1223.69	1270.20
Quarter ended September 30	1339.15	1234.49	1335.85
Quarter ended December 31	1427.09	1331.32	1418.30
2007
Quarter ended March 31	1459.68	1374.12	1420.86
Quarter ended June 30	1539.18	1424.55	1503.35
Quarter ending September 30, 2007 (through September 26, 2007)	1553.08	1406.70	1525.42

Additional Information in the Accompanying Prospectus Supplement No. 656

For the description relating to the index, the index sponsor and license agreement between the index sponsor and the issuer, see “The Indices — S&P 500®Index” on page A-31 of the accompanying prospectus supplement no. 656.

PS-9

SUPPLEMENTAL PLAN OF DISTRIBUTION

        The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 0.10% of the face amount.

        In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, for the offered notes, will be approximately $16,500. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

        (a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

        (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

        (c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

        (d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Goldman, Sachs & Co. has represented and agreed that:

        (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

        (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies

PS-10

Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        This pricing supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

PS-11

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this pricing supplement. You must not rely on any unauthorized information or representations. This pricing supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.

TABLE OF CONTENTS
Pricing Supplement

Page
Summary Information	PS-2
Hypothetical Examples	PS-4
Additional Risk Factors Specific to Your Notes	PS-7
The Index	PS-9
Supplemental Plan of Distribution	PS-10

Prospectus Supplement No. 656 dated August 23, 2007
Summary Information	S-3
Hypothetical Returns on Leveraged Equity Index-Linked Notes	S-10
Additional Risk Factors Specific to Leveraged Equity Index-Linked Notes	S-25
General Terms of Leveraged Index-Linked Notes	S-33
Use of Proceeds and Hedging	S-45
Supplemental Discussion of Federal Income Tax Consequences	S-47
Employee Retirement Income Security Act	S-51
Supplemental Plan of Distribution	S-52
The Indices	A-1
Dow Jones Euro STOXX 50® Index	A-1
Dow Jones Industrial AverageSM	A-5
FTSETM 100 Index	A-7
Hang Seng Index®	A-8
MSCI® EAFE Index	A-10
MSCI Taiwan IndexSM	A-14
NASDAQ-100 Index®	A-16
Nikkei 225 Index	A-20
PHLX Housing SectorSM Index	A-23
PHLX Oil Service SectorSM Index	A-26
Russell 2000® Index	A-28
S&P 500® Index	A-31
TOPIX® Index	A-34

Prospectus Supplement dated December 5, 2006
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-21
Validity of the Notes	S-23

Prospectus dated December 5, 2006
Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	47
Description of Units We May Offer	52
Description of Preferred Stock We May Offer	57
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	66
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	93
Considerations Relating to Securities Issued in Bearer Form	99
Considerations Relating to Indexed Securities	103
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	106
Considerations Relating to Capital Securities	109
United States Taxation	112
Plan of Distribution	135
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Cautionary Statement Pursuant to the Private Litigation Reform Act of 1995	140

$3,308,000

The Goldman Sachs Group, Inc.

Leveraged Equity Index-Linked Notes due 2008
(Linked to the S&P 500® Index)

Medium-Term Notes, Series B

Goldman, Sachs & Co.